Exhibit 1.1

[Reference Translation]

ARTICLES OF INCORPORATION OF CONCORDIA FINANCIAL GROUP, LTD.

Chapter I. General Provisions

Article 1 (Company Name)

The Company shall be called “Kabushiki Kaisha Concordia Financial Group,” which shall be expressed in English as “Concordia Financial Group, Ltd.”

Article 2 (Purpose)

The purpose of the Company shall be to engage in the following businesses as a bank holding company:

(1)	Management and operation of banks and other companies that the Company may have as subsidiaries under the Banking Act; and

(2)	Any and all businesses incidental or related to the preceding item.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Chuo-ku, Tokyo.

Article 4 (Organizations)

The Company shall establish the following organizations in addition to a general meeting of shareholders and Directors:

(1)	Board of Directors;

(2)	Audit & Supervisory Board Members;

(3)	Audit & Supervisory Board; and

(4)	Accounting Auditor.

Article 5 (Method of Public Notices)

Public notices by the Company shall be given in the form of electronic public notices, provided, however, that in the event that electronic public notices are not available due to any incident or other unavoidable reasons, public notices shall be issued in the Nihon Keizai Shinbun (the “Nikkei”).

Chapter II. Stock

Article 6 (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be three billion (3,000,000,000) shares.

Article 7 (Number of Shares Constituting One Unit)

The number of shares that constitutes one unit shall be one hundred (100) shares.

Article 8 (Rights Regarding Shares Constituting Less than One Unit)

Shareholders of the Company may not exercise rights other than those set forth below in relation to shares constituting less than one unit:

(1)	The rights set forth in each item of Article 189, paragraph (2) of the Companies Act;

(2)	The right to make a claim prescribed in Article 166, paragraph (1) of the Companies Act;

(3)	The right to receive allotment of shares for subscription and allotment of stock acquisition rights for subscription in proportion to the number of shares held by the shareholder; and

(4)	The right to make a demand set forth in the following article.

Article 9 (Additional Purchase for Shares Constituting Less than One Unit)

A holder of shares constituting less than one unit of shares of the Company may demand, pursuant to the Share Handling Regulations, that the Company sell to such holder such number of shares needed, together with the number of shares constituting less than one unit held by such holder, to constitute one unit of shares.

Article 10 (Administrator of Shareholder Registry)

1.	The Company shall have an administrator of shareholder registry for the shares of the Company.

2.	The administrator of shareholder registry and the place of its handling office shall be determined by a resolution of the Board of Directors and shall be announced by a public notice.

3.	The preparation and keeping of the shareholder registry and the stock acquisition rights registry of the Company, as well as other administrative matters with respect to the shareholder registry and the stock acquisition rights registry of the Company, shall be entrusted to the administrator of shareholder registry and shall not be handled by the Company.

Article 11 (Share Handling Regulations)

Handling of shares of the Company shall be governed by applicable laws and regulations, these Articles of Incorporation and the Share Handling Regulations established by the Board of Directors.

Chapter III. General Meeting of Shareholders

Article 12 (Convocation)

The ordinary general meeting of shareholders of the Company shall be convened in June of each year and extraordinary general meeting of shareholders may be convened from time to time whenever necessary.

Article 13 (Record Date for the Ordinary General Meeting of Shareholders)

The record date for voting rights at the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

Article 14 (Person Authorized to Convene the Meeting and Chairman)

1.	The general meeting of shareholders of the Company shall be convened and chaired by Director and President.

2.	If the position of Director and President is vacant or he/she is otherwise unable to perform the role, the general meeting of shareholders shall be convened and chaired by another Director, in an order determined in advance by a resolution of the Board of Directors.

Article 15 (Disclosure of Reference Documents for General Meeting of Shareholders via the Internet and Deemed Provision)

In convening the general meeting of shareholders, the Company may deem that it has provided shareholders with information relating to matters to be stated or indicated in reference documents for the general meeting of shareholders, business reports, and nonconsolidated and consolidated financial statements by disclosing such information through the use of the internet, in accordance with the Ordinance of the Ministry of Justice.

Article 16 (Method of Resolution for Shareholders)

1.	Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, resolutions of shareholders shall be adopted by a majority vote of shareholders present who are entitled to exercise their voting rights.

2.	Resolutions provided for in Article 309, paragraph (2) of the Companies Act shall be adopted by not less than two-thirds (2/3) of all votes of shareholders present and representing not less than one-third (1/3) of all votes of shareholders who are entitled to exercise their voting rights.

Article 17 (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise voting rights through one (1) proxy who is another shareholder of the Company with voting rights.

2.	The shareholder or the proxy of the preceding paragraph shall submit to the Company at each general meeting of shareholders a document certifying the proxy right.

Chapter IV. Directors and Board of Directors

Article 18 (Number of Directors)

The Company shall have not more than ten (10) Directors.

Article 19 (Election)

1.	Directors of the Company shall be elected by a resolution at a general meeting of shareholders.

2.	Election of a Director shall be determined by a majority vote of shareholders present and representing not less than one-third (1/3) of all votes of shareholders who are entitled to exercise their voting rights.

3.	No cumulative voting shall be used for the election of Directors.

Article 20 (Term of Office)

The term of office of a Director shall be until the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within one (1) year after the election of the Director.

Article 21 (Directors with Special Title)

The Board of Directors may elect one (1) Chairman of the Board of Directors, one (1) President, and several Vice Presidents, Managing Executive Officers and Managing Officers, in each case from among its members and by its resolution.

Article 22 (Representative Director)

The Board of Directors shall elect a Representative Director or Representative Directors by its resolution.

Article 23 (Remunerations)

The Directors’ remuneration, bonuses and other financial benefits that they receive from the Company in consideration of the execution of their duties (collectively, “Remunerations”) shall be determined by a resolution at the general meeting of shareholders.

Article 24 (Agreements Regarding Limitation of Liability with Directors)

Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company may enter into agreements with Directors (excluding those who are Executive Directors) that limit liability for damages prescribed in Article 423, paragraph (1) of the Companies Act, provided, however, that the maximum amount of liability for damages under such agreements shall be the amount prescribed in applicable laws and regulations.

Article 25 (Convocation of Meetings of the Board of Directors and Chairman)

1.	Notices of convocation for meetings of the Board of Directors shall be sent to each Director and each Audit & Supervisory Board Member at least three (3) days before the date of the meeting.

2.	Meetings of the Board of Directors may be held without following the procedures for convocation if all Directors and all Audit & Supervisory Board Members unanimously consent.

3.	Unless otherwise prescribed by applicable laws and regulations, meetings of the Board of Directors shall be convened and chaired by Director and President. If the position of Director and President is vacant or he/she is otherwise unable to perform the role, meetings of the Board of Directors shall be convened and chaired by another Director, in an order determined in advance by a resolution of the Board of Directors.

Article 26 (Method of Resolution for Directors)

1.	Resolutions of the Board of Directors shall be, unless otherwise prescribed in applicable laws and regulations, adopted by a majority of Directors present at the meeting in which a majority of the Directors who are entitled to participate in the resolution are present.

2.	If all Directors who are entitled to participate in a resolution consent in writing or by electromagnetic record to any proposal in relation to a matter which requires a resolution of the Board of Directors, the Company shall deem that a resolution of the Board of Directors approving such matter was adopted, provided, however, that the foregoing shall not apply if any Audit & Supervisory Board Member expresses an objection to such treatment.

Article 27 (Regulation of the Board of Directors)

Matters concerning the Board of Directors shall be governed by applicable laws and regulations, these Articles of Incorporation and the Regulation of the Board of Directors.

Chapter V. Audit & Supervisory Board Members and Audit & Supervisory Board

Article 28 (Number of Audit & Supervisory Board Members)

The Company shall have not more than five (5) Audit & Supervisory Board Members.

Article 29 (Election)

1.	The Audit & Supervisory Board Members of the Company shall be elected by a resolution at the general meeting of shareholders.

2.	Election of Audit & Supervisory Board Members shall be determined by a majority vote of shareholders present and representing not less than one-third (1/3) of all votes of shareholders who are entitled to exercise their voting rights.

Article 30 (Term of Office)

1.	The term of office of an Audit & Supervisory Board Member shall be until the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within four (4) years after the election of the Audit & Supervisory Board Member.

2.	The term of office of any Audit & Supervisory Board Member elected to fill a vacancy of an Audit & Supervisory Board Member who retired prior to the expiry of his/her term of office shall expire on the day that his/her predecessor’s term of office would have ended.

Article 31 (Standing Audit & Supervisory Board Members)

The Audit & Supervisory Board shall elect Standing Audit & Supervisory Board Members by its resolution.

Article 32 (Remunerations)

The Audit & Supervisory Board Members’ Remunerations shall be determined by a resolution at the general meeting of shareholders.

Article 33 (Agreements Regarding Limitation of Liability with Audit & Supervisory Board Members)

Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company may enter into agreements with Audit & Supervisory Board Members that limit liability for damages prescribed in Article 423, paragraph (1) of the Companies Act, provided, however, that the maximum amount of liability for damages under such agreements shall be the amount prescribed in applicable laws and regulations.

Article 34 (Convocation of Meetings of the Audit & Supervisory Board)

1.	Notices of convocation for meetings of the Audit & Supervisory Board shall be sent to each Audit & Supervisory Board Member at least three (3) days before the date of the meeting.

2.	Meetings of the Audit & Supervisory Board may be held without following the procedures for convocation if all Audit & Supervisory Board Members unanimously consent.

Article 35 (Regulation of the Audit & Supervisory Board)

Matters concerning the Audit & Supervisory Board shall be governed by applicable laws and regulations, these Articles of Incorporation and the Regulation of the Audit & Supervisory Board.

Chapter VI. Accounting Auditor

Article 36 (Election)

Accounting auditor of the Company shall be elected by a resolution at the general meeting of shareholders.

Article 37 (Term of Office)

1.	The term of office of an accounting auditor shall be until the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within one (1) year after the election of the accounting auditor.

2.	In the absence of any resolution to the contrary at the ordinary general meeting of shareholders mentioned in the preceding paragraph, the accounting auditor shall be deemed to have been reelected at the relevant ordinary general meeting of shareholders.

Chapter VII. Accounting

Article 38 (Business Year)

The business year of the Company shall be one (1) year commencing on April 1 of each year and ending on March 31 of the following year.

Article 39 (Organization Which Determines Dividend from Surplus)

The Company may, unless otherwise prescribed in applicable laws and regulations, determine any dividend from surplus and other matters specified in each item of Article 459, paragraph (1) of the Companies Act by resolution of its Board of Directors.

Article 40 (Record Date for Dividend Payment from Surplus)

1.	The record date for year-end dividends of the Company shall be March 31 of each year.

2.	The record date for interim dividends of the Company shall be September 30 of each year.

3.	In addition to the above, the Company may distribute dividends from surplus by determining the record date.

Article 41 (Limitation in Period of Payment of Dividends)

If the property to be distributed as dividend is cash, the Company shall be relieved from the obligation to pay any dividend that remains unclaimed after the lapse of five (5) years from the date of commencement of payment thereof.

Supplementary Provisions

Article 1 (Initial Remunerations of Directors and Audit & Supervisory Board Members)

1.	Notwithstanding Article 23, the total amount of Remunerations of Directors from the date of incorporation of the Company to the conclusion of the first ordinary general meeting of shareholders shall not exceed 480,000,000 yen per annum (of which Remunerations of Outside Directors shall not exceed 50,000,000 yen per annum).

2.	Notwithstanding Article 32, the total amount of Remunerations of the Audit & Supervisory Board Members from the date of incorporation of the Company to the conclusion of the first ordinary general meeting of shareholders shall not exceed 120,000,000 yen per annum.

3.	Notwithstanding Article 23 and Paragraph 1 of this article, the amount of Remunerations of Directors from the date of incorporation of the Company to the conclusion of the first ordinary general meeting of shareholders that is in the form of stock acquisition rights that are allotted as stock-based compensation shall not exceed 60,000,000 yen per annum. Such stock acquisition rights shall have the following terms:

(i)	Type of stock and number of shares underlying stock acquisition rights

The type of stock underlying the stock acquisition rights shall be common stock of the Company and the number of shares of common stock to be issued for each stock acquisition right (“Number of Shares to be Issued”) shall be 100 shares.

If the Company conducts a share split (including allotment of shares of common stock of the Company without consideration) or a share consolidation with respect to its common stock, the Company shall adjust the Number of Shares to be Issued in accordance with the formula set forth below.

Number of Shares to be Issued after adjustment	=	Number of Shares to be Issued before adjustment	x	Ratio of share split or share consolidation

In addition to the above, if it becomes necessary to adjust the Number of Shares to be Issued due to a merger or a split of the Company or other similar reasons, the Company may adjust the Number of Shares to be Issued to a reasonable extent in an appropriate manner.

(ii)	Total number of stock acquisition rights

The total number of stock acquisition rights of the Company to be allotted to Directors (other than Outside Directors) per annum shall not exceed 800.

(iii)	Amount to be paid for stock acquisition rights

Amount to be paid for a stock acquisition right shall be determined by the Board of Directors based on the fair value of the stock acquisition right calculated using the Black-Scholes Model in issuing the stock acquisition right. The right to remuneration from the Company held by a Director who is allotted stock acquisition rights shall be offset against the obligation to pay the amount to be paid for stock acquisition rights.

(iv)	Value of property to be contributed upon exercise of stock acquisition rights

The value of property to be contributed upon the exercise of each stock acquisition right shall be the amount that is equal to the exercise price of one (1) yen per share of common stock to be allotted upon the exercise of the stock acquisition right multiplied by the Number of Shares to be Issued.

(v)	Period during which stock acquisition rights can be exercised

The period during which stock acquisition rights can be exercised shall be a period determined by the Board of Directors that is within 30 years from the day on which stock acquisition right is allotted.

(vi)	Restrictions on acquiring stock acquisition rights by transfer

Approval of the Board of Directors of the Company shall be required to acquire stock acquisition rights by way of transfer.

(vii)	Conditions for exercise of stock acquisition rights

The Board of Directors of the Company shall determine the conditions of exercise of stock acquisition rights, such as that a holder of stock acquisition rights may only exercise stock acquisition rights in whole during a period from the day following the date on which the holder loses his/her position as either a Director or executive officer of the Company until the final day of the period during which the stock acquisition rights can be exercised.

(viii)	Other terms and conditions of stock acquisition rights

Other terms and conditions of stock acquisition rights shall be determined at the meeting of the Board of Directors at which the subscription terms of the stock acquisition rights are determined.

Article 2 (Acquisition of Treasury Stock)

The Company may acquire treasury stock, through market purchases or otherwise, by a resolution of the Board of Directors pursuant to Article 165, paragraph (2) of the Companies Act.

Article 3 (Interim Dividends)

The Company may, upon resolution of the Board of Directors, distribute interim dividends from its surplus in the form of cash as prescribed by Article 454, paragraph (5) of the Companies Act to its shareholders or registered share pledgees whose names are entered or recorded in its final shareholder registry at September 30, 2016.

Article 4 (Deletion of Supplementary Provisions)

These supplementary provisions shall be deleted at the conclusion of the first ordinary general meeting of shareholders of the Company.

End